Exhibit 95

MINE SAFETY DISCLOSURE

For the year 2011, the Company has the following mine safety information to report in accordance with Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, in connection with the Eufaula, Alabama processing facility, the McIntyre, Georgia processing facility, the New Iberia processing facility, and the Toomsboro, Georgia processing facility.

Mine or Operating Name/MSHA Identification Number	Section 104 S&S Citations (#)	Section 104(b) Orders (#)	Section 104(d) Citations and Orders (#)	Section 110(b)(2) Violations (#)	Section 107(a) Orders (#)	Total Dollar Value of MSHA Assessments Proposed[1] ($)	Total Number of Mining Related Fatalities (#)	Received Notice of Pattern of Violations Under Section 104(e) (yes/no)	Received Notice of Potential to Have Pattern Under Section 104(e) (yes/no)	Legal Actions Pending as of Last Day of Period[2] (#)	Aggregate Legal Actions Initiated During Period (#)	Aggregate Legal Actions Resolved During Period (#)
Eufaula Facility/ MSHA ID 0102687	0	0	0	0	0	$200	0	No	No	1	1	0
McIntyre Facility/ MSHA ID 0901108	0	0	0	0	0	$107,552	0	No	No	3	3	0
Toomsboro Facility/ MSHA ID 0901164	1	0	0	0	0	$634	0	No	No	0	0	0
New Iberia Facility/ MSHA ID 1600995	0	0	0	0	0	$0	0	No	No	0	0	0

Totals	1	0	0	0	0	$108,386	0			4	4	0

(1)	Amounts represent the total dollar value of proposed assessments received.
(2)	These legal actions, pending before the Federal Mine Safety and Health Review Commission as of December 31, 2011, relate to contests filed by the Company of proposed penalties, as referenced in Subpart C of 29 CFR part 2700.